UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60504

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of Mr. Dwyer’s resignation from the Board of Directors (as described below), Westell Technologies, Inc. (the “Company”) is not currently in compliance with the audit committee requirements provided for in Nasdaq Marketplace Rule 4350(d)(2)(A), due to the fact that the Company’s Audit Committee is no longer comprised of at least three independent directors. The Company has notified Nasdaq to that effect.  The Company presently has two qualified independent directors on its Audit Committee.  The Company intends to rely on the cure period provisions of Nasdaq Marketplace Rule 4350(d)(4)(B), under which the Company has until the earlier of its next annual shareholders’ meeting or February 28, 2010 to regain compliance with Nasdaq’s audit committee requirements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2009, Paul A. Dwyer, a member of the Company’s Board of Directors, announced his plans to retire from the Board, effective February 28, 2009. Mr. Dwyer did not retire as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. He has served as a director since January 1996.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective March 2, 2009, the Board of Directors amended Article III, Section 12 of the Company’s bylaws to provide that, if there are less than three (3) members of a committee at any time then serving, then the quorum for a meeting of such committee is the number of members then serving. A copy of the Company’s bylaws, as amended, is filed as Exhibit 3.1 to this Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
Exhibit 3.1	Bylaws of Westell Technologies, Inc., as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: March 3, 2009	By:	/s/ Amy Forster
Amy Forster
Chief Financial Officer